Exhibit 99.2
PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the changes in reportable segments, as follows:

•
The "Goodwill and other Intangible Assets" section under the caption "Critical Accounting Policies" was updated to disclose that in connection with the change in reporting segments, we reallocated goodwill to the new segments based on relative fair value as of January 1, 2015 and performed a step one quantitative analysis. We concluded that there were no indications of impairment for any of our reporting units based on this analysis.

•	The financial data and related analysis under the caption "Segment Results of Operations" has been recast to reflect the changes in reportable segments for all periods.

This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K (“2014 Annual Report”) with the U.S. Securities and Exchange Commission ("SEC") on February 27, 2015. For developments since the filing of the 2014 Annual Report, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and other filings by the Company with the SEC.

The following section discusses management’s view of the financial condition and results of operations of FIS and its consolidated subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012.

This section should be read in conjunction with the audited Consolidated Financial Statements and related Notes of FIS included elsewhere in this 2014 Annual Report. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section.

Overview

FIS is a leading global provider of banking and payments technology solutions, and consulting and outsourcing solutions. With a long history deeply rooted in the financial services industry and banking and payment technology solutions, FIS delivers services to more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Florida, FIS employs approximately 40,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. Through our Capco brand, we deliver globally a wide range of information technology consulting and transformational services to financial institutions. FIS is a member of the Fortune 500 U.S. and of Standard and Poor's (S&P) 500 Index.

Business Trends and Conditions

Our revenue is primarily derived from a combination of recurring technology and processing services, consulting and professional services and software license fees. The majority of our revenue has historically been recurring, provided under multi-year contracts that contribute relative stability to our revenue stream. These services, in general, are considered critical to our clients' operations. A significant portion of these recurring revenues is derived from transaction processing fees that fluctuate with the level of deposit accounts and card transactions associated with consumer and commercial activity. Consulting and professional services revenues are typically non-recurring, and sales of software licenses are less predictable, a portion of which can be regarded as discretionary spending by our clients.

A continued trend in the financial services industry from which we are benefiting is the migration by many financial institutions to outsourced integrated technology solutions to improve their profitability and rapidly address regulatory challenges. As a provider of outsourcing solutions, we benefit from multi-year recurring revenue streams, which help moderate the effects of year-to-year economic changes on our results of operations. We believe our integrated solutions and outsourced services are targeted and well positioned to address this outsourcing trend across the markets we serve.

Consulting services revenue grew at an increased pace in 2014, and we believe this trend will continue in 2015. The current market pressures in the financial services industry are driving demand for our consulting and professional services as many financial institutions seek to transform their businesses to significantly reduce their cost base, innovate, and comply with increased regulatory oversight with regard to information technology and related processes. Capco provides strategic consulting service capabilities to respond to these market needs and has established itself as a leading global consultancy focused on transformation strategy and execution. Our gross margin percentage will decline if consulting and professional services revenue grows disproportionately to our processing and service revenue, which generally delivers a higher gross margin. In addition, as consulting and professional services revenue grow as a portion of our overall revenue, we likely will have a lower overall percentage of recurring revenue as these services are generally non-recurring.

In 2014, we targeted a market opportunity in large global financial institutions where we coupled our strategic consulting and transformation services with outsourced technology, services and solutions to help them achieve their business goals. We made significant, incremental investments in management, sales and account management resources in 2014 to address this opportunity. We believe this market opportunity remains attractive as these large institutions address the challenges they face, thereby driving demand for our consulting and professional services. Additionally, we believe these large global institutions are likely to increase technology spending to meet competitive pressures after a slowdown during the recent financial crisis years. We expect to sustain our 2014 investment in management, sales and account management resources to pursue this market opportunity.

Consumer preference continues to shift from traditional branch banking services to faster on-demand banking solutions and our clients seek to provide a single integrated banking experience through their branch, mobile, internet and voice banking channels. We are focused on enabling our clients to deliver this experience to their customers through our integrated solutions and services. We continue to innovate and invest in these integrated solutions and services to assist clients as they address this market demand.

We continue to see demand for innovative solutions in the payments market that will deliver faster, more convenient payment solutions in mobile channels, internet applications and cards. We believe mobile payments will grow and partially replace existing payment tender volumes over time as consumers and merchants embrace the convenience, incremental services and benefits. Mobile payment volume is growing significantly but does not yet represent a meaningful amount of the payments market. Additionally, new formidable non-traditional payments competitors, such as Apple, PayPal, and large merchants, are investing in and innovating mobile payment technologies to address the emerging market opportunity, and it is unclear the extent to which particular technologies or services will succeed. We believe the growth of mobile payments continues to present both an opportunity and a risk to us as the market develops. Although we cannot predict which mobile payment technologies or solution will be successful, we cautiously believe our client relationships, payments infrastructure and experience, adapted solutions and emerging solutions are well positioned to maintain or grow our clients' existing payment volumes, which is our focus.

High profile North American merchant payment card information security breaches have pushed the payment card industry towards EMV integrated circuit cards as financial institutions, card networks and merchants seek to improve information security and reduce fraud costs. We have invested in our card management solutions and card manufacturing and processing capabilities to accommodate EMV integrated circuit cards so we can guide our clients through this anticipated technology transition, sustain and grow our card driven businesses. We believe the trend to migrate to EMV cards will accelerate in 2015 and we continue to invest to address market demand.

The use of checks continues to decline as a percentage of total payments, which negatively impacts our check warranty and item-processing businesses, and we expect this trend to continue. In 2014, we observed a modest deceleration in our check volume decline and to date have been able to successfully mitigate the majority of the impacts of this decline through cost and fraud efficiency actions and new market solutions, which remain our continued focus.

We anticipate consolidation within the banking industry will continue, primarily in the form of merger and acquisition activity, which we believe as a whole is detrimental to our business. However, consolidation resulting from specific merger and acquisition transactions may be beneficial or detrimental to our business. When consolidations of financial institutions occur, merger partners often operate systems licensed from competing service providers. The newly formed entity generally makes a determination to migrate its core and payments systems to a single platform. When a financial institution processing client is involved in a consolidation, we may benefit by their expanding the use of our services if such services are chosen to survive the consolidation and support the newly combined entity. Conversely, we may lose market share if we are providing services to both entities, or we are not the merging parties' provider of core or payment processing, or if a client of ours is involved in a consolidation and our services are not chosen to survive the consolidation and support the newly combined entity. It is also possible that larger financial institutions resulting from consolidation may have greater leverage in negotiating terms or could decide to perform in-house some or all of the services that we currently provide or could provide. We seek to mitigate the risks of consolidations by offering other competitive services to take advantage of specific opportunities at the surviving company.

Notwithstanding challenging global economic conditions, our international business continued to experience growth across all major regions on a constant currency basis during the year ended December 31, 2014, including Latin America, Europe and Asia. We expect this growth trend to continue as the result of continued growth in our consulting and professional services, new, large-scale outsourcing clients and the opportunities we see for similar arrangements. Demand for our solutions will also be driven in developing countries by government-led financial inclusion policies aimed to reduce the unbanked population and by growth in the middle classes in these markets driving the need for more sophisticated banking solutions. The majority of our European revenue is generated by clients in the United Kingdom, France and Germany.

Information Security

Globally, attacks on information technology systems continue to grow in frequency, complexity and sophistication. This is a trend we expect will continue. Such attacks have become a point of focus for individuals, businesses and governmental entities. The objectives of these attacks include, among other things, gaining unauthorized access to systems to facilitate financial fraud, disrupt operations, cause denial of service events, corrupt data, and steal non-public information. FIS is not immune to such attacks. As part of our business, we electronically receive, process, store and transmit a wide range of confidential information, including sensitive customer information and personal consumer data. We also operate payment, cash access and prepaid card systems. FIS, like any large financial technology service provider, is subject to attempted cyber-attacks on a regular basis. A successful cyber-attack on an FIS system that resulted in sensitive information being compromised, fraud losses or other adverse consequences could have a material adverse effect on the company.

As a Multi-Regional Data Processing Servicer (MDPS), FIS continues to be examined by and have regular interaction with the federal agencies that regulate financial institutions. These regulators have the authority to take actions they deem necessary to protect the safety and soundness of the financial institutions they regulate. Such actions, if taken, could have a material adverse impact on our business. FIS regularly reports to its regulators and to its clients regarding the Company's continual efforts to enhance its information security and risk management technology, programs and procedures. In late April 2014, the federal agencies that provide regulatory oversight for FIS issued a confidential report related to their examination of our information security, risk management and internal audit functions between October 2012 and October 2013. We responded to the report and described the actions that we have taken, as well as ongoing efforts underway to address specific findings. The regulatory agencies distributed the report, and a cover letter, to a subset of our regulated clients beginning in May 2014. This prompted inquiries from clients, which, to the extent permitted by federal regulation, FIS has addressed on an individual basis. While individual clients and prospects have expressed concern over the report, we do not believe that it has had a material effect on the overall sales closures in 2014 or our sales pipeline; however, we continue to monitor sales activity and any potential impact on future periods. We are unable to predict with certainty what, if any, communications or actions our regulators will have or take with our regulated financial institution clients with respect to our risk management and information security. We are also unable to predict the effect that any such communications or actions may have on our business.

FIS remains focused on making strategic investments in information security to protect its clients and its information systems. This includes both capital expenditures and operating expense on hardware, software, personnel and consulting services. We also participate in industry and governmental initiatives to improve information security for our clients.

Critical Accounting Policies

The accounting policies described below are those we consider critical in preparing our Consolidated Financial Statements. These policies require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates. See Note 2 to the Consolidated Financial Statements for a more detailed description of the significant accounting policies that have been followed in preparing our Consolidated Financial Statements.

Revenue Recognition

The Company generates revenues from the delivery of bank processing, credit and debit card processing services, other payment processing services, professional services, software licensing and software related services. Revenues are recognized when evidence of an arrangement exists, delivery has occurred, fees are fixed or determinable and collection is considered probable. We are frequently a party to multiple concurrent contracts with the same client. These situations require judgment to determine whether the individual contracts should be aggregated or evaluated separately for purposes of revenue recognition. In making this determination, we consider the timing of negotiating and executing the contracts, whether the different elements of the contracts are interdependent and whether any of the payment terms of the contracts are interrelated. Our individual contracts also frequently include multiple elements. We must apply judgment in these circumstances in determining whether individual elements can be considered separate units of accounting or should instead be accounted for in combination with other deliverables. Judgment is also required in ascribing fair value to each deliverable for purposes of allocating consideration. Due to the large number, broad nature and average size of individual contracts we are party to, the impact of judgments and assumptions that we apply in recognizing revenue for any single contract is not likely to have a material effect on our consolidated operations or financial position. However, the broader accounting policy assumptions that we apply across similar arrangements or classes of clients could significantly influence the timing and amount of revenue recognized in our historical and future results of operations or financial position. Additional information about our revenue recognition policies is included in Note 2 to the Consolidated Financial Statements.

Allowance for Doubtful Accounts

The Company analyzes trade accounts receivable by considering historical bad debts, client creditworthiness, current economic trends, changes in client payment terms and collection trends when evaluating the adequacy of the allowance for doubtful accounts. Any change in the assumptions used may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs.

Provision for Check Guarantee Losses

In our check guarantee business, if a guaranteed check presented to a merchant client is dishonored by the check writer’s bank, we reimburse our merchant client for the check’s face value and pursue collection of the amount from the delinquent check writer. Loss provisions and anticipated recoveries are primarily determined by performing a historical analysis of our check loss and recovery experience and considering other factors that could affect that experience in the future. Such factors include the general economy, the overall industry mix of our client volumes, statistical analysis of check fraud trends within our client volumes and the quality of returned checks. The estimated check returns and recovery amounts are subject to the risk that actual amounts returned and recovered may be different than our estimates.

Historically, our estimation processes have proved to be materially accurate; however, our projections of probable check guarantee losses and anticipated recoveries are inherently uncertain and as a result, we cannot predict with certainty the amount of such items. Changes in economic conditions, the risk characteristics and composition of our clients, and other factors could impact our actual and projected amounts. We recorded check guarantee losses, net of anticipated recoveries excluding service fees, of $57.2 million, $57.3 million and $54.7 million, respectively, for the years ended December 31, 2014, 2013 and 2012. A ten percent difference in our estimated check guarantee loss provisions net of estimated recoveries as of December 31, 2014, would have impacted 2014 net earnings by less than $2.0 million, after-tax.

Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life.

The capitalization of software development costs is governed by FASB ASC Subtopic 985-20 if the software is to be sold, leased or otherwise marketed, or by FASB ASC Subtopic 350-40 if the software is for internal use. After the technological feasibility of the software has been established (for software to be marketed), or at the beginning of application development (for internal-use software), software development costs, which include primarily salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for software to be marketed), or prior to application development (for internal-use software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release of the products (for software to be marketed) or the date placed in service (for internal-use software). Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenues to total anticipated revenues over its useful life.

In determining useful lives, management considers historical results and technological trends that may influence the estimate. Useful lives for all computer software range from three to 10 years. We also assess the recorded value of computer software for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset (for software to be marketed). There are inherent uncertainties in determining the expected useful life or cash flows to be generated from computer software. While we have not historically experienced significant changes in these estimates, our results of operations could be subject to such changes in the future.

Goodwill and Other Intangible Assets

We are required to allocate the purchase price of acquired businesses to the assets acquired and liabilities assumed in the transaction at their estimated fair values. The estimates used to determine the fair value of long-lived assets, such as intangible assets, are complex and require a significant amount of management judgment. We generally engage independent valuation specialists to assist us in making fair value determinations. We are also required to estimate the useful lives of intangible assets to determine the amount of acquisition-related intangible asset amortization expense to record in future periods. We periodically review the estimated useful lives assigned to our finite-lived intangible assets to determine whether such estimated useful lives continue to be appropriate. Additionally, we review our indefinite-lived intangible assets to determine if there is any change in circumstances that may indicate the asset’s useful life is no longer indefinite.

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. Goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment. In 2011, the FASB issued Accounting Standards Update No. 2011-08 ("ASU 2011-08"), Testing Goodwill for Impairment. The revised standard allows an entity first to assess qualitatively whether it is more likely than not that a reporting unit's carrying amount exceeds its fair value, referred to in the guidance as "step zero." If an entity concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount (that is, a likelihood of more than 50 percent), the "step one" quantitative assessment must be performed for that reporting unit. ASU 2011-08 provided examples of events and circumstances that should be considered in performing the "step zero" qualitative assessment, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, events affecting a reporting unit or the entity as a whole and a sustained decrease in share price.

We assess goodwill for impairment on an annual basis during the fourth quarter using a September 30th measurement date unless circumstances require a more frequent measurement. For 2014 and 2013, we began our assessment with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our reporting units in the 2012 step one analysis. In performing the step zero qualitative analysis for each of 2014 and 2013, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. Consequently, we did not perform a step one quantitative analysis in 2014 or 2013. We did, however, subsequently update our procedures for 2014 in conjunction with the change in reportable segments. We reallocated goodwill to the new segments based on relative fair value as of January 1, 2015 and performed a step one quantitative analysis using the methodology described in the following paragraph. Based upon the results of this test, there were no indications of impairment for any of our reporting units.

For 2012, primarily for the purpose of validating our valuation assumptions, we elected to proceed directly to the step one quantitative analysis rather than perform the step zero qualitative assessment. In applying the quantitative analysis, we determine the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of a reporting unit exceeds the carrying value of the reporting unit’s net assets, goodwill is not impaired and further testing is not required. Based upon the results of this test, there were no indications of impairment for any of our reporting units for 2012.

We also estimate the fair value of acquired intangible assets with indefinite lives and compare this amount to the underlying carrying value annually. FASB Accounting Standards Update No. 2012-02 ("ASU 2012-02") modified the former requirement to perform an annual quantitative impairment test for indefinite-lived intangible assets. Similar to the ASU 2011-08 guidance for goodwill, it allows an organization to first perform a qualitative assessment of whether it is more likely than not that an asset has been impaired.

For 2014 and 2013, we began our assessment of indefinite lived intangibles with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our indefinite-lived intangible assets in 2012. Based upon the results of this test, there were no indications of impairment, except for one trademark with nominal value in 2013. For 2012, we proceeded directly to a quantitative analysis, using a form of income approach valuation known as the relief-from-royalty method. Our tests did not result in the impairment of any of our intangible assets for 2012.

Determining the fair value of a reporting unit or acquired intangible assets with indefinite lives involves judgment and the use of significant estimates and assumptions, which include assumptions regarding the revenue growth rates and operating margins used to calculate estimated future cash flows, risk-adjusted discount rates and future economic and market conditions and other assumptions.

Accounting for Income Taxes

As part of the process of preparing the Consolidated Financial Statements, we are required to determine income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and financial reporting purposes. These differences result in deferred income tax assets and liabilities, which are included within the Consolidated Balance Sheets. We must then assess the likelihood that deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must reflect this increase or decrease as an expense or benefit within income tax expense in the Consolidated Statements of Earnings. Determination of the income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, changes in the geographic mix of revenues or in the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period. We also receive periodic assessments from taxing authorities challenging our positions that must be taken into consideration in determining our tax reserves. Resolving these assessments, which may or may not result in additional taxes due, may also require an extended period of time. We believe that our tax positions comply with applicable tax law and that we adequately account for any known tax contingencies. We believe the estimates and assumptions used to support our evaluation of tax benefit realization are reasonable. However, final determination of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different than estimates reflected in assets and liabilities and historical income tax provisions. The outcome of these final determinations could have a material effect on our income tax provision, net income or cash flows in the period that a determination is made.

Related Party Transactions

We are a party to certain historical related party agreements as discussed in Note 5 to the Consolidated Financial Statements included in Item 8 of Part II of this 2014 Annual Report.

Factors Affecting Comparability

Our Consolidated Financial Statements included in this report that present our financial condition and operating results reflect the following significant transactions:

•
We have engaged in share repurchase programs throughout all periods presented. In 2014, we repurchased a total of 8.7 million shares for $475.5 million; in 2013, we repurchased a total of 10.7 million shares for $475.9 million; and in 2012, we repurchased a total of 14.0 million shares for $451.4 million.

As a result of the above transactions, earnings per share in the periods covered by the Consolidated Financial Statements may not be directly comparable.

Consolidated Results of Operations
(in millions, except per share amounts)

	2014	2013	2012
Processing and services revenues	$6,413.8	$6,063.4	$5,795.8
Cost of revenues	4,332.7	4,092.7	3,956.2
Gross profit	2,081.1	1,970.7	1,839.6
Selling, general, and administrative expenses	810.5	907.8	763.3
Operating income	1,270.6	1,062.9	1,076.3
Other income (expense):
Interest income	15.3	10.4	8.6
Interest expense	(172.8)	(198.6)	(231.3)
Other income (expense), net	(59.7)	(51.2)	(25.3)
Total other income (expense)	(217.2)	(239.4)	(248.0)
Earnings from continuing operations before income taxes	1,053.4	823.5	828.3
Provision for income taxes	335.1	308.9	270.1
Earnings from continuing operations, net of tax	718.3	514.6	558.2
Earnings (loss) from discontinued operations, net of tax	(11.4)	3.1	(77.1)
Net earnings	706.9	517.7	481.1
Net (earnings) loss attributable to noncontrolling interest	(27.8)	(24.6)	(19.9)
Net earnings attributable to FIS	$679.1	$493.1	$461.2
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.42	$1.69	$1.84
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.04)	0.01	(0.26)
Net earnings per share — basic attributable to FIS common stockholders *	$2.38	$1.70	$1.58
Weighted average shares outstanding — basic	284.8	289.7	291.8
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.39	$1.67	$1.81
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.04)	0.01	(0.26)
Net earnings per share — diluted attributable to FIS common stockholders *	$2.35	$1.68	$1.55
Weighted average shares outstanding — diluted	288.7	294.2	297.5
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$690.5	$490.0	$538.3
Earnings (loss) from discontinued operations, net of tax	(11.4)	3.1	(77.1)
Net earnings attributable to FIS	$679.1	$493.1	$461.2
* Amounts may not sum due to rounding.

Processing and Services Revenues

Processing and services revenues totaled $6,413.8 million, $6,063.4 million and $5,795.8 million in 2014, 2013 and 2012, respectively. The increase in revenue during 2014 of $350.4 million, or 5.8%, as compared to 2013, is primarily attributable to increased demand for implementation and consulting services, incremental revenues from 2013 and 2014 acquisitions of $83.2 million and growth from our international operations resulting from our expanded presence across Europe and Asia. The 2014 period included $37.4 million of unfavorable foreign currency impact resulting from a stronger U.S. Dollar as compared to 2013. The increase in revenue during 2013 of $267.6 million, or 4.6%, as compared to 2012, is primarily attributable to transaction growth and demand for professional and consulting services, higher termination fees, incremental revenues from 2013 and 2012 acquisitions of $55.7 million and increased processing volumes. The 2013 period included $49.6 million of unfavorable foreign currency impact resulting from a stronger U.S. Dollar as compared to 2012.

Cost of Revenues and Gross Profit

Cost of revenues totaled $4,332.7 million, $4,092.7 million and $3,956.2 million in 2014, 2013 and 2012, respectively, resulting in gross profit of $2,081.1 million, $1,970.7 million and $1,839.6 million in 2014, 2013 and 2012, respectively. Gross profit as a percentage of revenues (“gross margin”) was 32.4%, 32.5% and 31.7% in 2014, 2013 and 2012, respectively. The increase in gross profit during 2014 as compared to 2013 primarily resulted from the revenue variances discussed above. The gross margin for 2014 as compared to 2013 primarily reflects the impact of revenue mix, as higher margin processing revenue drove margin expansion that was offset by an increase in lower margin consulting revenue and lower termination fees in 2014. The increase in gross profit during 2013 as compared to 2012 primarily resulted from the revenue variances discussed above. The increase in gross margin for 2013 as compared to 2012 primarily reflects the impact of a more favorable revenue mix, as higher margin processing revenue and termination fees drove margin expansion that was partially offset by increases in lower margin consulting revenue and $16.1 million of the Capco acquisition related adjustments described in Note 6 of the Notes to Consolidated Financial Statements.

Selling, General and Administrative Expenses

Selling, general and administrative expenses totaled $810.5 million, $907.8 million and $763.3 million for 2014, 2013 and 2012, respectively. The 2014 decrease of $97.3 million as compared to 2013 was primarily due to the impact of charges recorded in the 2013 period discussed below, partially offset by 2014 one-time transaction costs, including integration activities related to recent acquisitions and other severance costs. The 2013 increase of $144.5 million as compared to 2012 was primarily due to charges of $131.1 million for the Capco acquisition related adjustments described in Note 6 of the Notes to Consolidated Financial Statements. The 2013 period also included higher sales and marketing expense, an increase in health-care benefit expense and increased investment in security and risk management.

Operating Income

Operating income totaled $1,270.6 million, $1,062.9 million and $1,076.3 million for 2014, 2013 and 2012, respectively. Operating income as a percentage of revenue (“operating margin”) was 19.8%, 17.5% and 18.6% for 2014, 2013 and 2012, respectively. The annual changes in operating income and operating margin resulted from the revenue and cost variances addressed above.

Total Other Income (Expense)

Total other income (expense) was $(217.2) million, $(239.4) million and $(248.0) million for 2014, 2013 and 2012, respectively. Interest expense is a large component of total other income (expense), net. Interest expense totaled $172.8 million, $198.6 million and $231.3 million for 2014, 2013 and 2012, respectively. The decrease of $25.8 million in interest expense in 2014 as compared to 2013 is primarily due to lower borrowing rates as the result of the debt refinancing activity undertaken during 2014 and 2013. Other income (expense) net for 2014 includes a loss of $16.2 on a foreign currency forward contract associated with the Euro-based purchase price for our Clear2Pay acquisition, the write-off of certain previously capitalized debt issuance costs of $7.0 million and the payment of a $29.5 million bond premium associated with the early redemption of certain debt. The decrease of $32.7 million in interest expense in 2013 as compared to 2012 resulted from lower borrowing rates as the result of debt refinancing. In addition to interest expense, the 2013 period also includes: (a) charges of $(16.1) million for the write-off of certain previously capitalized debt issuance costs and transaction expenses related to refinancing activities; (b) a net charge of $(45.3) million representing the $51.6 million premium incurred for the early redemption of certain debt offset by the premium reflected in the carrying value of that debt; and (c) a $9.2 million gain resulting from the purchase of the remaining shares of mFoundry, representing the difference between the fair value and carrying value of the minority-interest investment previously held.

Provision for Income Taxes

Income tax expense from continuing operations totaled $335.1 million, $308.9 million and $270.1 million for 2014, 2013 and 2012, respectively. This resulted in an effective tax rate on continuing operations of 31.8%, 37.5% and 32.6% for 2014, 2013 and 2012, respectively. During 2014, we realized tax benefits related to certain acquired net operating loss carryovers. This and certain favorable audit resolutions in 2014 contributed to the rate differential for the 2014 period. In 2013, Capco acquisition related contingent consideration that was recorded in 2013 was not deductible for tax purposes and, therefore, had an unfavorable impact on the 2013 effective tax rate, which otherwise would have been comparable to 2012.

Earnings (Loss) from Discontinued Operations

During 2014, 2013 and 2012, certain operations are classified as discontinued, as discussed in Note 3 of the Notes to Consolidated Financial Statements. Reporting for discontinued operations classifies revenues and expenses as one line item, net of tax, in the Consolidated Statements of Earnings. The table below outlines the components of discontinued operations for 2014, 2013 and 2012, net of tax (in millions):

Earnings (loss), net of tax	2014	2013	2012
eCas business line	$(5.1)	$1.2	$2.1
ClearPar	—	16.7	—
Healthcare Benefit Solutions Business	—	0.1	(47.8)
Participacoes operations	(6.3)	(14.9)	(31.4)
Total discontinued operations	$(11.4)	$3.1	$(77.1)

During the second quarter of 2014, the Company committed to a plan to sell our business operation that provides eCas core banking software solutions to small financial institutions in China because it did not align with our strategic plans. This line of business was previously included in the ISG segment.

On January 1, 2010, FIS sold certain assets and liabilities constituting our ClearPar automated syndicated loan trade settlement business. Terms of the sale included an initial cash payment of $71.5 million at closing, with the potential for an additional contingent earn-out payment calculated as a function of the business' 2012 operating results. In May 2013, we recorded in discontinued operations a gain of $26.8 million ($16.7 million, net of tax) upon final determination and receipt of the earn-out payment.

Participacoes, our former item processing and remittance services business in Brazil, had no revenue in 2014, 2013 and 2012. Participacoes had expenses of $10.1 million, $23.1 million and $47.5 million for 2014, 2013 and 2012, respectively. Participacoes' processing volume was transitioned to other vendors or back to its clients during the second quarter of 2011. As a result of the dismissal of employees related to the shut-down activities completed in 2011, the 2014, 2013 and 2012 periods included charges of $5.1 million, $15.7 million and $39.1 million, respectively, to settle claims or increase our provision for potential labor claims. The shut-down activities involved the transfer and termination of approximately 2,600 employees. As of December 31, 2014, there are approximately 790 active labor claims. Former employees generally had up to two years from the date of termination to file labor claims. Consequently, we have continued exposure on these active claims, which were not transferred with other assets and liabilities in the disposal. Any changes in the estimated liability related to these labor claims will be recorded as discontinued operations.

In 2004, Proservvi Empreendimentos e Servicios, Ltda., the predecessor to Fidelity National Servicos de Tratamento de Documentos e Informatica Ltda. (“Servicos”), a subsidiary of Participacoes, acquired certain assets and employees and leased certain facilities from the Transpev Group (“Transpev”) in Brazil. Transpev’s remaining assets were later acquired by Prosegur, an unrelated third party. When Transpev discontinued its operations after the asset sale to Prosegur, it had unpaid federal taxes and social contributions owing to the Brazilian tax authorities. The Brazilian tax authorities brought a claim against Transpev and beginning in 2012 brought claims against Prosegur and Servicos on the grounds that that Prosegur and Servicos were successors in interest to Transpev.

To date, the Brazilian tax authorities filed four claims against Servicos asserting potential tax liabilities of approximately $8.0 million. There are potentially 26 additional claims against Prosegur for which Servicos is named as a co-defendant or may be named, but for which Servicos has not yet been served. These additional claims amount to approximately $60.0 million making the total potential exposure for all 30 claims approximately $68.0 million. While a liability for these 30 total claims is possible, we do not believe it is probable or reasonably estimable and therefore have not accrued for any of these claims.

Net (Earnings) Loss Attributable to Noncontrolling Interest
Net (earnings) loss attributable to noncontrolling interest predominantly relates to the joint venture in Brazil (see Note 5 of Notes to Consolidated Financial Statements) and totaled $(27.8) million, $(24.6) million and $(19.9) million for 2014, 2013 and 2012, respectively.

Earnings from Continuing Operations, Net of Tax, Attributable to FIS Common Stockholders

Earnings from continuing operations, net of tax, attributable to FIS common stockholders totaled $690.5 million, $490.0 million and $538.3 million for 2014, 2013 and 2012, respectively, or $2.39, $1.67 and $1.81 per diluted share, respectively, due to the factors described above coupled with the impact of our share repurchase initiatives.

Segment Results of Operations

Integrated Financial Solutions

	2014	2013	2012
	(In millions)
Processing and services revenues	$3,858.8	$3,712.0	$3,554.0
Operating income	$1,314.8	$1,287.6	$1,212.0
Operating margin	34.1%	34.7%	34.1%

Revenues for IFS totaled $3,858.8 million, $3,712.0 million and $3,554.0 million for 2014, 2013 and 2012, respectively. The overall segment increase of $146.8 million, or 4.0%, for 2014 as compared to 2013 was primarily attributable to incremental revenues from our 2014 acquisition of Reliance, which is addressed in Note 6 to the Consolidated Financial Statements, and growth in (1) professional services, particularly in risk and compliance and community core banking, (2) mobile and e-banking solutions, (3) image and output solutions and (4) network solutions and debit processing transactions. Revenue growth was partially offset by lower termination fees. The overall segment increase of $158.0 million, or 4.4%, for 2013 as compared to 2012 was attributable to incremental revenues from 2013 and 2012 acquisitions of $47.0 million, growth in image and output solutions, higher termination fees, and growth in mobile and Internet banking solutions, outsourced services, card loyalty programs, network solutions and bill payment services. The overall growth was partially offset by client losses.

Operating income for IFS totaled $1,314.8 million, $1,287.6 million and $1,212.0 million for 2014, 2013 and 2012, respectively. Operating margin was 34.1%, 34.7% and 34.1% for 2014, 2013 and 2012, respectively. The increase in operating income during 2014 as compared to 2013 primarily resulted from the revenue variances discussed above. The decrease in operating margin during 2014 as compared to 2013 resulted primarily because 2013 benefited from higher termination fees. The increase in operating income during 2013 as compared to 2012 primarily resulted from the revenue variances discussed above. The increase in operating margin during 2013 as compared to 2012 was driven primarily by higher termination fees, license fees and operating leverage on revenue growth.

Global Financial Solutions

	2014	2013	2012
	(In millions)
Processing and services revenues	$2,557.3	$2,353.9	$2,241.6
Operating income	$386.9	$350.0	$317.2
Operating margin	15.1%	14.9%	14.2%

Revenues for GFS totaled $2,557.3 million, $2,353.9 million and $2,241.6 million for 2014, 2013 and 2012, respectively. The 2014 period included approximately $36.0 million of unfavorable foreign currency impact resulting from a stronger U.S. Dollar. Excluding the unfavorable foreign currency impact, revenues for 2014 increased primarily from growth in implementation and consulting services, continued growth in EMEA and Asia and incremental revenues from our 2014 and 2013 acquisitions. The 2013 period included approximately $49.0 million of unfavorable foreign currency impact compared to 2012 resulting from a stronger U.S. Dollar. Excluding the unfavorable foreign currency impact, revenues for 2013 increased primarily from higher card transaction volumes in Brazil, growth within our consulting businesses, continued growth in Asia, Latin America and Europe as a result of the addition of new, large-scale outsourcing arrangements and continued growth in the India ATM management business, partially offset by lower termination fees.

Operating income for GFS totaled $386.9 million, $350.0 million and $317.2 million for 2014, 2013 and 2012, respectively. Operating margin was 15.1%, 14.9% and 14.2% for 2014, 2013 and 2012, respectively. The increase in operating income during 2014 as compared to 2013 primarily resulted from the revenue variances discussed above. The increase in operating margin for 2014 as compared to 2013 primarily results from the 2013 charges discussed below, partially offset by a change in revenue mix. The 2013 period included $22.0 million of the charge to increase the Capco acquisition related liabilities discussed in Note 6 of the Notes to Consolidated Financial Statements. The 2013 period also included $9.1 million for severance and other charges related to cost management initiatives in certain international markets. Excluding the aforementioned charges, operating income for 2013 increased primarily from the revenue growth noted above and the operating margin benefited from increased scale and improved operating efficiencies across a number of major geographies.

Corporate and Other

The Corporate and Other segment results consist of selling, general and administrative expenses and depreciation and intangible asset amortization not otherwise allocated to the reportable segments. Corporate and Other expenses were $431.1 million, $574.7 million and $452.9 million in 2014, 2013 and 2012, respectively. The overall Corporate and Other decrease of $143.6 million for 2014 as compared to 2013 was primarily due to the 2013 charges discussed below and our continued commitment to productivity improvements and cost management. The overall Corporate and Other increase of $121.8 million for 2013 as compared to 2012 was primarily due to charges of $129.1 million for the Capco contingent consideration adjustments in 2013 described in Note 6 of the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

Cash Requirements

Our ongoing cash requirements include operating expenses, income taxes, mandatory debt service payments, capital expenditures, stockholder dividends, working capital and timing differences in settlement-related assets and liabilities, and may include discretionary debt service, share repurchases and business acquisitions. Our cash requirements also include payments for Capco's contingent consideration earn-out and for labor claims related to FIS' former item processing and remittance operations in Brazil (see Notes 6 and 3, respectively, in the Notes to Consolidated Financial Statements). Our principal sources of funds are cash generated by operations and borrowings, including the capacity under our Revolving Loan described in Note 13 in the Notes to Consolidated Financial Statements.
As of December 31, 2014, we had cash and cash equivalents of $492.8 million and debt of $5,067.7 million, including the current portion. Of the $492.8 million cash and cash equivalents, approximately $310.5 million is held by our foreign entities and would generally be subject to U.S. income taxation upon repatriation to the U.S. The majority of our domestic cash and cash equivalents represents net deposits-in-transit at the balance sheet dates and relates to daily settlement activity. We expect that cash and cash equivalents plus cash flows from operations over the next twelve months will be sufficient to fund our operating cash requirements, capital expenditures and mandatory debt service.
We currently expect to continue to pay quarterly dividends, which we have increased over recent years. On January 30, 2015, the Board of Directors approved an additional 8% increase to $0.26 per share per quarter beginning with the first quarter of 2015. However, the amount, declaration and payment of future dividends is at the discretion of the Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions. Additionally, the payment of cash dividends may be limited by covenants in certain debt agreements. A regular quarterly dividend of $0.26 per common share is payable on March 31, 2015 to shareholders of record as of the close of business on March 17, 2015.

Cash Flows from Operations

Cash flows from operations were $1,164.9 million, $1,060.3 million and $1,046.7 million in 2014, 2013 and 2012 respectively. Cash flows from operations increased $104.6 million in 2014 and $13.6 million in 2013. The 2014 increase in cash flows from operations is primarily due to higher net earnings, partially offset by changes in working capital. The 2013 increase in cash flows from operations is primarily due to higher net earnings, the timing of merchant and card transaction settlement activity and other changes in working capital, partially offset by a $51.6 million bond premium payment resulting from the early pay down of our 2017 senior notes in the first half of 2013 and by the $42.0 million payment associated with the Capco acquisition liabilities.

Capital Expenditures and Other Investing Activities

Our principal capital expenditures are for computer software (purchased and internally developed) and additions to property and equipment. We invested approximately $371.2 million, $336.2 million and $296.1 million in capital expenditures during 2014, 2013 and 2012, respectively. We expect to invest approximately 5.5-6% of 2015 revenue in capital expenditures.

We used $595.2 million, $150.5 million and $63.6 million of cash during 2014, 2013 and 2012, respectively, for acquisitions and other equity investments. See Note 6 of the Notes to Consolidated Financial Statements for a discussion of the more significant items. Cash provided by net proceeds from sale of assets in 2012 relates principally to the sale of the Healthcare Benefit Solutions Business discussed in Note 3.

Financing

For information regarding the Company's long-term debt and financing activity, see Note 13 in the Notes to Consolidated Financial Statements.

Contractual Obligations

FIS’ long-term contractual obligations generally include its long-term debt, interest on long-term debt, lease payments on certain of its property and equipment and payments for data processing and maintenance. For information regarding the Company's long-term debt, see Note 13 in the Notes to Consolidated Financial Statements. The following table summarizes FIS’ significant contractual obligations and commitments as of December 31, 2014 (in millions):

		Payments Due in
		Less than	1-3	3-5	More than
Type of Obligations	Total	1 Year	Years	Years	5 Years
Long-term debt	$5,067.7	$13.1	$1,619.5	$1,044.4	$2,390.7
Interest (1)	970.0	144.7	267.4	225.8	332.1
Operating leases	266.6	62.3	101.9	58.1	44.3
Data processing and maintenance	533.7	151.4	255.3	73.6	53.4
Other contractual obligations (2)	163.8	62.5	73.8	14.1	13.4
Total	$7,001.8	$434.0	$2,317.9	$1,416.0	$2,833.9

(1)
These calculations assume that: (a) applicable margins remain constant; (b) all variable rate debt is priced at the one-month LIBOR rate in effect as of December 31, 2014; (c) no new hedging transactions are effected; (d) only mandatory debt repayments are made; and (e) no refinancing occurs at debt maturity.

(2)
Amount includes the estimated payment for labor claims related to FIS' former item processing and remittance operations in Brazil (see Note 3 to the Consolidated Financial Statements), amounts due to the Brazilian venture partner and Capco contingent consideration payments (see Note 6 to the Consolidated Financial Statements).

FIS believes that its existing cash balances, cash flows from operations and borrowing programs will provide adequate sources of liquidity and capital resources to meet FIS’ expected liquidity needs for the operations of its business and expected capital spending for the next 12 months.

Off-Balance Sheet Arrangements

FIS does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

Recent Accounting Guidance Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU
2014-09”). ASU 2014-09 amends substantially all authoritative literature for revenue recognition, including industry-specific requirements, and converges the guidance under this topic with that of the International Financial Reporting Standards. The
ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other provisions include ensuring the time value of money is considered in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either with retrospective application to the earlier years presented in their financial statements or with a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact the adoption of ASU 2014-09 will have on our financial position and results of operations.